UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2014

MELA Sciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51481	13-3986004
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 South Buckhout Street, Suite 1 Irvington, New York	10533
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (914) 591-3783

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 4, 2014, MELA Sciences, Inc. (the “Company”) entered into an employment agreement with Robert W. Cook to serve as the Company’s Chief Financial Officer, effective as of April 14, 2014. Mr. Cook was also appointed, effective April 14, 2014, to serve as the Company’s Secretary, Treasurer and principal financial officer.

Mr. Cook, age 58, was most recently Senior Vice President and Chief Financial Officer of Immune Pharmaceuticals, Inc. From 2004 to 2013 Mr. Cook was Senior Vice President and Chief Financial Officer at EpiCept Corporation where he was responsible for finance and accounting, SEC reporting, treasury, and budget, as well as IR/PR, information technology, facilities, human resources and corporate administration. From 1998 to 2004, he served as Executive Vice President and Chief Financial Officer of Pharmos Corporation, a publicly traded biopharmaceutical company. From 1995 to 1997, Mr. Cook served as a Vice President in the Healthcare Group at General Electric Capital Commercial Finance, focused on emerging life science companies. Mr. Cook began his career in financial services, initially at The Chase Manhattan Bank, N.A. including several years as a managing director responsible for developing business in the U.S. pharmaceutical, medical device and hospital supply sectors. Mr. Cook earned his Bachelor’s degree in International Finance, magna cum laude, from The American University in Washington, D.C.

The employment agreement with Mr. Cook has a three-year initial term starting on April 14, 2014, subject to annual extensions thereafter. Under the terms of the agreement, Mr. Cook will receive a signing bonus of $15,000, a base salary of $250,000 and will be eligible to receive an annual bonus of up to $100,000, based on the achievement of certain performance based targets, as determined by the Board following approval of the annual budget, and other objectives to be determined. Any bonus paid to Mr. Cook shall first be reduced by his $15,000 signing bonus. In addition, Mr. Cook will also receive options to purchase up to 500,000 shares of the Company’s common stock, having a term of 10 years, an exercise price equal to the fair market value of the Company’s Common Stock on April 14, 2014, based upon the closing price as reported by The Nasdaq Stock Market, and vesting as follows: (i) 300,000 shares vesting in three equal installments on the first, second and third anniversaries of April 14, 2014, his date of employment (“Tranche One”); (ii) 50,000 shares vesting upon the date on which the Company achieves the financial metrics set forth in the budget approved by the Board of Directors for the last six months of fiscal year 2014 (“Tranche Two”); (iii) 75,000 shares vesting upon the date on which the Company achieves the financial metrics set forth in the budget approved by the Board for fiscal year 2015 (“Tranche Three”); and (iv) 75,000 shares vesting upon the date on which the Company achieves the financial metrics set forth in the budget approved by the Board for fiscal year 2016 (“Tranche Four”). Upon a change of control (as that term is defined in the Employment Agreement), any unvested Tranche One options will vest immediately and any unvested Tranche Two, Three or Four options will vest immediately only if the purchase price for the Company’s common stock in connection with the change of control is at least $2.00 per share, as adjusted to reflect organic changes. In the event Mr. Cook’s employment is terminated, without cause or in conjunction with a change of control, he will be entitled to severance equal to (i) one month of his base salary if such termination occurs within the first of year of his employment and (ii) 12 months of his base salary if such termination occurs after the first year of his employment. The agreement also contains a 12 month non-compete and non-solicitation period. The full terms and conditions of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1, are incorporated by reference into this Item 5.02.

In connection with the appointment of Mr. Cook as Chief Financial Officer, the Company issued a press release on April 9, 2014. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 — Financial Statements and Exhibits

(d)	Exhibits

10.1	Employment Agreement, dated as of April 4, 2014, by and between MELA Sciences, Inc. and Robert W. Cook

99.1	Press Release, dated April 9, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MELA Sciences, Inc.

Date: April 9, 2014	By:	/s/ Rose Crane
Rose Crane Chief Executive Officer